NEWS

Charter Announces Third Quarter 2018 Results

Stamford, Connecticut - October 26, 2018 - Charter Communications, Inc. (along with its subsidiaries, the “Company” or “Charter”) today reported financial and operating results for the three and nine months ended September 30, 2018.

Key highlights:

•	As of September 30, 2018, Charter had 27.9 million total customer relationships and 53.0 million total PSUs.

•
Third quarter total residential and SMB customer relationships increased 234,000, compared to 215,000 during the third quarter of 2017. Over the twelve months ended September 30, 2018, total residential and SMB customer relationships grew by 3.4%.

•
Third quarter revenues of $10.9 billion grew 4.2%, as compared to the prior year period, driven by residential revenue growth of 3.3%, commercial revenue growth of 4.3%, and advertising revenue growth of 18.1%.

•	Third quarter Adjusted EBITDA[1] of $4.0 billion grew 3.5% year-over-year, and 5.5% when excluding third quarter mobile revenue and operating expenses.

•
Net income attributable to Charter shareholders totaled $493 million in the third quarter, compared to $48 million during the same period last year primarily driven by a pension remeasurement gain, Adjusted EBITDA growth and lower depreciation and amortization expenses.

•
Third quarter capital expenditures totaled $2.1 billion compared to $2.4 billion during the third quarter of 2017, primarily driven by a decline in customer premise equipment spending for Spectrum migration, and lower scalable infrastructure spending given in-year timing differences. Third quarter capital expenditures included $42 million of all-digital costs and $66 million of mobile launch costs.

•
During the third quarter, Charter purchased approximately 3.5 million shares of Charter Class A common stock and Charter Communications Holdings, LLC ("Charter Holdings") common units for approximately $1.1 billion.

"We are performing well through a very large integration, including completing all-digital and improving the quality and efficiency of our service operations. We have also significantly improved our products, including delivering faster Internet speeds with Gigabit speeds nationwide, and we have launched new products, like Spectrum Mobile," said Tom Rutledge, Chairman and CEO of Charter Communications. "At the end of 2018, our integration of legacy TWC and Bright House will be largely complete and we will operate as a single company, with a superior product and value proposition. With significantly less customer-facing change in 2019, we expect continued improving service metrics with higher demand and retention, faster growth and falling capital intensity, driving meaningful free cash flow growth."

1.
Adjusted EBITDA, free cash flow and GAAP are defined in the “Use of Adjusted EBITDA and Free Cash Flow Information” section and are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the addendum of this news release.

Key Operating Results

	Approximate as of
	September 30, 2018 (b)	September 30, 2017 (a)(b)	Y/Y Change
Footprint (c)
Estimated Video Passings	50,616	49,738	1.8%
Estimated Internet Passings	50,421	49,479	1.9%
Estimated Voice Passings	49,833	48,716	2.3%

Penetration Statistics (d)
Video Penetration of Estimated Video Passings	32.9%	33.8%	(0.9	) ppts
Internet Penetration of Estimated Internet Passings	49.4%	47.9%	1.5	ppts
Voice Penetration of Estimated Voice Passings	22.6%	23.2%	(0.6	) ppts

Customer Relationships (e)
Residential	26,063	25,329	2.9%
Small and Medium Business	1,792	1,623	10.4%
Total Customer Relationships	27,855	26,952	3.4%

Residential
Primary Service Units ("PSUs")
Video	16,140	16,398	(1.6)%
Internet	23,336	22,255	4.9%
Voice	10,218	10,401	(1.8)%
	49,694	49,054	1.3%

Quarterly Net Additions/(Losses)
Video	(66)	(104)	36.5%
Internet	266	250	6.4%
Voice	(107)	26	(511.5)%
	93	172	(45.9)%

Single Play (f)	10,858	10,258	5.8%
Double Play (f)	6,789	6,418	5.8%
Triple Play (f)	8,416	8,653	(2.7)%

Single Play Penetration (g)	41.7%	40.5%	1.2	ppts
Double Play Penetration (g)	26.1%	25.3%	0.8	ppts
Triple Play Penetration (g)	32.3%	34.2%	(1.9	) ppts

% Residential Non-Video Customer Relationships	38.1%	35.3%	2.8	ppts

Monthly Residential Revenue per Residential Customer (h)	$111.13	$110.66	0.4%

Small and Medium Business
PSUs
Video	488	438	11.4%
Internet	1,594	1,429	11.5%
Voice	1,024	898	14.0%
	3,106	2,765	12.3%

Quarterly Net Additions/(Losses)
Video	12	15	(20.0)%
Internet	42	39	7.7%
Voice	30	35	(14.3)%
	84	89	(5.6)%

Monthly Small and Medium Business Revenue per Customer (i)	$173.52	$186.66	(7.0)%

Enterprise PSUs (j)
Enterprise PSUs	243	210	15.7%

Footnotes
In thousands, except per customer and penetration data. See footnotes to unaudited summary of operating statistics on page 5 of the addendum of this news release. The footnotes contain important disclosures regarding the definitions used for these operating statistics.

All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

During the third quarter of 2018, Charter's residential customer relationships grew by 192,000, while third quarter 2017 customer relationships grew by 172,000. Residential PSUs increased by 93,000 in the third quarter of 2018, compared to third quarter 2017 residential PSU additions of 172,000. The year-over-year decrease in PSU additions was driven by a decline in voice net additions in the third quarter of 2018. As of September 30, 2018, Charter had 26.1 million residential customer relationships and 49.7 million residential PSUs.

Charter added 266,000 residential Internet customers in the third quarter of 2018, versus third quarter 2017 Internet customer additions of 250,000. As of September 30, 2018, Charter had 23.3 million residential Internet customers, with over 80% of those residential Internet customers subscribing to tiers that provided 100 Mbps or more of speed. Currently, 100 Mbps is the slowest speed offered to new Internet customers in 99% of Charter's footprint. Additionally, Charter has doubled minimum Internet speeds to 200 Mbps in a number of markets at no additional cost to new and existing Spectrum Internet customers.

During the third quarter, Charter further expanded the availability of its Spectrum Internet Gig service (940 Mbps) to a number of new markets. The service, which uses DOCSIS 3.1 technology, is now available in more than 95% of Charter's footprint. Charter expects to offer its Spectrum Internet Gig service to nearly all of its footprint by the end of 2018.

Residential video customers decreased by 66,000 in the third quarter of 2018, while third quarter 2017 video customers decreased by 104,000. The year-over-year improvement was driven by fewer limited basic losses than in the prior year quarter, and sales of Charter's Stream and Choice video packages. As of September 30, 2018, Charter had 16.1 million residential video customers.

As of the end of the third quarter, 96% of Charter's footprint was all-digital. During the quarter, Charter continued its all-digital efforts, and as of September 30, 2018, approximately 3% of Legacy TWC's footprint and 23% of Legacy Bright House's footprint were not yet all-digital. All-digital allows Charter to offer more advanced products and services, and provides residential customers with two-way digital set-top boxes, which offer better video picture quality, an interactive programming guide and video on demand on all TV outlets in the home.

During the third quarter of 2018, residential voice customers declined by 107,000, while third quarter 2017 voice customers grew by 26,000. As of September 30, 2018, Charter had 10.2 million residential voice customers.

On September 4, Charter completed the full market launch of its Spectrum MobileTM service to new and existing Spectrum Internet customers across its footprint. Spectrum Mobile runs on America’s largest, most reliable LTE network and is combined with a nationwide network of Spectrum WiFi hotspots. Spectrum Mobile customers can choose one of two simple ways to pay for data, "Unlimited" for $45 a month (per line), or “By the Gig” at $14/GB. Both plans include free nationwide talk and text and customers can easily switch data plans during the month. In the coming months, Spectrum Mobile will become available across a growing number of Charter sales channels and will allow customers to transfer their existing handsets to Spectrum Mobile.

Third quarter residential revenue per customer relationship totaled $111.13, and grew by 0.4% compared to the prior year period, as promotional rate step-ups and modest rate adjustments in prior quarters, were partly offset by continued single play Internet sell-in. Excluding the impact of video on demand and pay-per-view revenue in both the third quarter of 2017 and 2018, residential revenue per customer relationship grew by 1.1% year-over-year.

SMB customer relationships grew by 42,000, during the third quarter of 2018, compared to growth of 43,000 during the third quarter of 2017. SMB PSUs increased 84,000, compared to 89,000 during the third quarter of 2017. As of September 30, 2018, Charter had 1.8 million SMB customer relationships and 3.1 million

SMB PSUs. Enterprise PSUs grew by 8,000 during the third quarters of 2018 and 2017. As of September 30, 2018, Charter had 243,000 enterprise PSUs.

Third Quarter Financial Results

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,
	2018	2017	% Change
REVENUES:
Video	$4,332	$4,208	2.9%
Internet	3,809	3,555	7.2%
Voice	512	611	(16.2)%
Residential revenue	8,653	8,374	3.3%
Small and medium business	922	896	2.8%
Enterprise	632	594	6.4%
Commercial revenue	1,554	1,490	4.3%
Advertising sales	440	373	18.1%
Mobile	17	—	NM
Other	228	221	3.3%
Total Revenue	10,892	10,458	4.2%

COSTS AND EXPENSES:
Total operating costs and expenses	6,941	6,639	4.6%
Adjusted EBITDA	$3,951	$3,819	3.5%

Adjusted EBITDA margin	36.3%	36.5%

Capital Expenditures	$2,118	$2,393
% Total Revenues	19.5%	22.9%

Net income attributable to Charter shareholders	$493	$48
Earnings per common share attributable to Charter shareholders:
Basic	$2.14	$0.19
Diluted	$2.11	$0.19

Net cash flows from operating activities	$2,804	$2,908
Free cash flow	$532	$594

Revenue

Third quarter revenues rose 4.2% year-over-year to $10.9 billion, driven by growth in Internet, video, commercial and advertising revenues. Excluding advertising revenue, which benefited from political spend in the third quarter of 2018, pay-per-view and video on demand revenues, which benefited from the Mayweather-McGregor pay-per-view event in the third quarter of 2017, and mobile revenue, revenue grew 4.1% year-over-year.

Video revenues totaled $4.3 billion in the third quarter, an increase of 2.9% compared to prior year period. Video revenue growth was driven by annual rate adjustments, promotional rolloff and higher bundled revenue allocation relating to the launch of Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, partly offset by a decrease in video customers and revenue driven by the Mayweather-McGregor pay-per-view event in the prior year quarter.

Internet revenues grew 7.2%, compared to the year-ago quarter, to $3.8 billion, driven by growth in Internet customers during the last year, and promotional rolloff.

Voice revenues totaled $512 million in the third quarter, a decrease of 16.2% compared to the third quarter of 2017, driven by value-based pricing, lower bundled revenue allocation relating to the launch of

Spectrum pricing and packaging in Legacy TWC and Legacy Bright House, and a decline in voice customers over the last twelve months.

Commercial revenues rose to $1.6 billion, an increase of 4.3% over the prior year period, driven by enterprise revenue growth of 6.4% and SMB revenue growth of 2.8%. Third quarter 2018 commercial revenue growth was lower than third quarter 2018 commercial customer relationship growth, given the migration of Legacy TWC and Legacy Bright House commercial customers to more attractively priced Spectrum pricing and packaging for both SMB and enterprise services.

Third quarter advertising sales revenues of $440 million increased 18.1% compared to the year-ago quarter, driven by higher political revenue. Third quarter mobile revenue totaled $17 million.

Operating Costs and Expenses

Third quarter total operating costs and expenses increased by $302 million, or 4.6% year-over-year, and 3.1% when excluding third quarter mobile costs.

Third quarter programming expense increased by $79 million, or 3.0% as compared to the third quarter of 2017, reflecting contractual programming increases and renewals, partly offset by lower video customers and lower pay-per-view expenses.

Regulatory, connectivity and produced content expenses increased by $23 million, or 4.4% year-over-year, primarily driven by the Company's adoption of FASB's ASU 2014-09 as of January 1, 2018, which results in the reclassification of expenses related to the amortization of up-front fees paid to market and serve customers who reside in multiple dwelling units, from depreciation and amortization in the prior year period, to regulatory, connectivity and produced content expenses.

Costs to service customers increased by $31 million or 1.7% year-over-year compared to year-over-year residential and SMB customer growth of 3.4%. The year-over-year increase in costs to service customers was primarily the result of an increase in bad debt expense on a larger customer base.

Marketing expenses increased by $29 million, or 3.7% year-over-year due to higher sales and the implementation of Charter's selling tactics in the acquired footprints.

Other expenses increased by $46 million, or 5.5% as compared to the third quarter of 2017 driven by higher advertising sales, information technology, insurance and enterprise costs.

In the third quarter of 2018, mobile costs were comprised of launch costs, device costs and service and operating costs totaling $94 million.

Adjusted EBITDA

Third quarter Adjusted EBITDA of $4.0 billion grew by 3.5% year-over-year, reflecting revenue growth and operating expense growth of 4.2% and 4.6%, respectively. Excluding mobile revenue and operating expenses in the third quarter of 2018, Adjusted EBITDA grew by 5.5% year-over-year.

Net Income Attributable to Charter Shareholders

Net income attributable to Charter shareholders totaled $493 million in the third quarter of 2018, compared to $48 million in the third quarter of 2017. The year-over-year increase in net income was primarily driven by a pension remeasurement gain, lower deprecation and amortization costs, lower severance-related and transactions expenses, and higher Adjusted EBITDA, partly offset by higher year-over-year interest expense.

Net income per basic common share attributable to Charter shareholders totaled $2.14 in the third quarter of 2018 compared to $0.19 during the same period last year. The increase was primarily the result of the factors described above and a 9.2% decrease in weighted average common shares outstanding versus the prior year period.

Capital Expenditures

Property, plant and equipment expenditures totaled $2.1 billion in the third quarter of 2018, compared to $2.4 billion during the third quarter of 2017, primarily driven by a decline in CPE and scalable infrastructure spending. The decrease in CPE spending was mostly driven by lower set-top box purchases given a year-over-year decline in the pace of migration of Legacy TWC and Legacy Bright House customers to Spectrum pricing and packaging. The decrease in scalable infrastructure spending was related to more consistent timing of in-year spend. Support capital declined due to the timing of vehicle purchases, partly offset by $57 million of support capital spending related to the launch of Spectrum Mobile. Third quarter capital expenditures included $42 million of all-digital costs and $66 million of mobile launch costs.

Cash Flow and Free Cash Flow

During the third quarter of 2018, net cash flows from operating activities totaled $2.8 billion, compared to $2.9 billion in the third quarter of 2017. The year-over-year decline in net cash flows from operating activities was primarily due to an unfavorable change in working capital in the third quarter of 2018 versus a working capital benefit in the third quarter of 2017 and higher cash paid for interest, partly offset by higher Adjusted EBITDA and lower severance-related expenses.

Consolidated free cash flow for the third quarter of 2018 totaled $532 million, compared to $594 million during the same period last year. The decrease was driven by lower net cash flows from operating activities and lower accrued capital expenditures in the third quarter of 2018 versus the prior year quarter, partly offset by lower capital expenditures. Excluding the impact of mobile revenue, expenses, capital expenditures and working capital from devices, third quarter 2018 free cash flow totaled $681 million, compared to $594 million during the same period last year.

Liquidity & Financing

As of September 30, 2018, total principal amount of debt was $71.5 billion and Charter's credit facilities provided approximately $3.4 billion of additional liquidity in excess of Charter's $612 million cash position.

In July, Charter Communications Operating, LLC ("Charter Operating") and Charter Communications Operating Capital Corp. issued $1.1 billion of 4.500% senior secured notes due 2024, and $400 million of senior secured floating rate notes due 2024 at three-month LIBOR, reset quarterly, plus 165 basis points. In August, Charter Operating and Charter Communications Operating Capital Corp. jointly issued an additional $500 million aggregate principal amount of senior floating rate notes due 2024. The net proceeds were used for general corporate purposes, including funding buybacks of Charter Class A common stock and common units of Charter Holdings.

Share Repurchases

During the three months ended September 30, 2018, Charter purchased approximately 3.5 million shares of Charter Class A common stock and Charter Holdings common units for approximately $1.1 billion.

Conference Call

Charter will host a conference call on Friday, October 26, 2018 at 8:30 a.m. Eastern Time (ET) related to the contents of this release.

The conference call will be webcast live via the Company's investor relations website at ir.charter.com. The call will be archived under the "Financial Information" section two hours after completion of the call. Participants should go to the webcast link no later than 10 minutes prior to the start time to register.

Those participating via telephone should dial 866-919-0894 no later than 10 minutes prior to the call. International participants should dial 706-679-9379. The conference ID code for the call is 3399656.

A replay of the call will be available at 855-859-2056 or 404-537-3406 beginning two hours after the completion of the call through the end of business on November 9, 2018. The conference ID code for the replay is 3399656.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2018, which will be posted on the “Financial Information” section of our investor relations website at ir.charter.com, when it is filed with the Securities and Exchange Commission (the "SEC"). A slide presentation to accompany the conference call and a trending schedule containing historical customer and financial data will also be available in the “Financial Information” section.

Use of Adjusted EBITDA and Free Cash Flow Information

The company uses certain measures that are not defined by U.S. generally accepted accounting principles ("GAAP") to evaluate various aspects of its business. Adjusted EBITDA and free cash flow are non-GAAP financial measures and should be considered in addition to, not as a substitute for, consolidated net income and net cash flows from operating activities reported in accordance with GAAP. These terms, as defined by Charter, may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA and free cash flow are reconciled to consolidated net income and net cash flows from operating activities, respectively, in the Addendum to this release.

Adjusted EBITDA is defined as consolidated net income plus net interest expense, income taxes, depreciation and amortization, stock compensation expense, loss on extinguishment of debt, (gain) loss on financial instruments, other expense, net and other operating (income) expenses, such as merger and restructuring costs, special charges and (gain) loss on sale or retirement of assets. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company's businesses as well as other non-cash or special items, and is unaffected by the Company's capital structure or investment activities. However, this measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the cash cost of financing. These costs are evaluated through other financial measures.

Free cash flow is defined as net cash flows from operating activities, less capital expenditures and changes in accrued expenses related to capital expenditures.

Management and Charter's board of directors use Adjusted EBITDA and free cash flow to assess Charter's performance and its ability to service its debt, fund operations and make additional investments with internally generated funds. In addition, Adjusted EBITDA generally correlates to the leverage ratio calculation under the Company's credit facilities or outstanding notes to determine compliance with the covenants contained in the facilities and notes (all such documents have been previously filed with the the SEC). For the purpose of calculating compliance with leverage covenants, the Company uses Adjusted EBITDA, as presented, excluding certain expenses paid by its operating subsidiaries to other Charter entities. The Company's debt covenants refer to these expenses as management fees, which were $278 million and $262 million for the three months ended September 30, 2018 and 2017, respectively, and were $816 million and $791 million for the nine months ended September 30, 2018 and 2017, respectively.

About Charter

Charter Communications, Inc. (NASDAQ:CHTR) is a leading broadband communications company and the second largest cable operator in the United States. Charter provides a full range of advanced residential broadband services, including Spectrum TV® programming, Spectrum Internet®, Spectrum Voice®, and Spectrum Mobile™. Under the Spectrum Business® brand, Charter provides scalable, and cost-effective broadband communications solutions to small and medium-sized business organizations, including Internet access, business telephone, and TV services. Through the Spectrum Enterprise brand, Charter is a national provider of scalable, fiber-based technology solutions serving many of America's largest businesses and communications service providers. Charter's advertising sales and production services are sold under the Spectrum Reach® brand. Charter's news and sports networks are operated under the Spectrum Networks brand. More information about Charter can be found at newsroom.charter.com.

# # #

Contact:

Media:	Analysts:
Justin Venech	Stefan Anninger
203-905-7818	203-905-7955

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations as reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions including, without limitation, the factors described under “Risk Factors” from time to time in our filings with the SEC. Many of the forward-looking statements contained in this communication may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” “aim,” “on track,” “target,” “opportunity,” “tentative,” “positioning,” “designed,” “create,” “predict,” “project,” "initiatives," “seek,” “would,” “could,” “continue,” “ongoing,” “upside,” “increases” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this communication are set forth in our annual report on Form 10-K, and in other reports or documents that we file from time to time with the SEC, and include, but are not limited to:

•	our ability to efficiently and effectively integrate acquired operations;

•
our ability to sustain and grow revenues and cash flow from operations by offering video, Internet, voice, mobile, advertising and other services to residential and commercial customers, to adequately meet the customer experience demands in our markets and to maintain and grow our customer base, particularly in the face of increasingly aggressive competition, the need for innovation and the related capital expenditures;

•
the impact of competition from other market participants, including but not limited to incumbent telephone companies, direct broadcast satellite operators, wireless broadband and telephone providers, digital subscriber line (“DSL”) providers, fiber to the home providers, video provided over the Internet by (i) market participants that have not historically competed in the multichannel video business, (ii) traditional multichannel video distributors, and (iii) content providers that have historically licensed cable networks to multichannel video distributors, and providers of advertising over the Internet;

•	general business conditions, economic uncertainty or downturn, unemployment levels and the level of activity in the housing sector;

•	our ability to obtain programming at reasonable prices or to raise prices to offset, in whole or in part, the effects of higher programming costs (including retransmission consents);

•
our ability to develop and deploy new products and technologies including mobile products, our cloud-based user interface, Spectrum Guide®, and downloadable security for set-top boxes, and any other cloud-based consumer services and service platforms;

•
the effects of governmental regulation on our business including costs, disruptions and possible limitations on operating flexibility related to, and our ability to comply with, regulatory conditions applicable to us as a result of the Time Warner Inc. and Bright House Networks, LLC transactions;

•	any events that disrupt our networks, information systems or properties and impair our operating activities or our reputation;

•	the ability to retain and hire key personnel;

•
the availability and access, in general, of funds to meet our debt obligations prior to or when they become due and to fund our operations and necessary capital expenditures, either through (i) cash on hand, (ii) free cash flow, or (iii) access to the capital or credit markets; and

•
our ability to comply with all covenants in our indentures and credit facilities, any violation of which, if not cured in a timely manner, could trigger a default of our other obligations under cross-default provisions.

All forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by this cautionary statement. We are under no duty or obligation to update any of the forward-looking statements after the date of this communication.

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS AND OPERATING DATA
(dollars in millions, except per share data)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2018	2017	% Change		2018	2017	% Change
REVENUES:
Video	$4,332	$4,208	2.9%		$12,987	$12,401	4.7%
Internet	3,809	3,555	7.2%		11,286	10,464	7.9%
Voice	512	611	(16.2)%		1,599	1,955	(18.2)%
Residential revenue	8,653	8,374	3.3%		25,872	24,820	4.2%
Small and medium business	922	896	2.8%		2,737	2,652	3.2%
Enterprise	632	594	6.4%		1,881	1,761	6.8%
Commercial revenue	1,554	1,490	4.3%		4,618	4,413	4.7%
Advertising sales	440	373	18.1%		1,223	1,091	12.1%
Mobile	17	—	NM	—	17	—	NM
Other	228	221	3.3%		673	655	2.7%
Total Revenue	10,892	10,458	4.2%		32,403	30,979	4.6%
COSTS AND EXPENSES:
Programming	2,778	2,699	3.0%		8,333	7,952	4.8%
Regulatory, connectivity and produced content	546	523	4.4%		1,639	1,553	5.5%
Costs to service customers	1,854	1,823	1.7%		5,492	5,385	2.0%
Marketing	790	761	3.7%		2,310	2,286	1.0%
Mobile	94	—	NM		135	—	NM
Other expense	879	833	5.5%		2,599	2,483	4.6%
Total operating costs and expenses (exclusive of items shown separately below)	6,941	6,639	4.6%		20,508	19,659	4.3%
Adjusted EBITDA	3,951	3,819	3.5%		11,895	11,320	5.1%
Adjusted EBITDA margin	36.3%	36.5%			36.7%	36.5%
Depreciation and amortization	2,482	2,701			7,784	7,846
Stock compensation expense	71	64			213	198
Other operating expenses, net	18	145			116	374
Income from operations	1,380	909			3,782	2,902
OTHER EXPENSES:
Interest expense, net	(901)	(788)			(2,630)	(2,250)
Loss on extinguishment of debt	—	—			—	(35)
Gain (loss) on financial instruments, net	12	17			—	(15)
Other pension benefits (costs)	207	(17)			247	9
Other expense, net	(5)	(3)			(75)	(14)
	(687)	(791)			(2,458)	(2,305)
Income before income taxes	693	118			1,324	597
Income tax expense	(109)	(26)			(178)	(99)
Consolidated net income	584	92			1,146	498
Less: Net income attributable to noncontrolling interests	(91)	(44)			(212)	(156)
Net income attributable to Charter shareholders	$493	$48			$934	$342
EARNINGS PER COMMON SHARE
ATTRIBUTABLE TO CHARTER SHAREHOLDERS:
Basic	$2.14	$0.19			$3.99	$1.31
Diluted	$2.11	$0.19			$3.93	$1.29
Weighted average common shares outstanding, basic	230,554,633	253,923,805			234,159,830	262,074,603
Weighted average common shares outstanding, diluted	233,607,414	258,341,851			237,343,924	266,363,602

Adjusted EBITDA is a non-GAAP term. See page 6 of this addendum for the reconciliation of Adjusted EBITDA to consolidated net income as defined by GAAP. All percentages are calculated using whole numbers. Minor differences may exist due to rounding.

In the second quarter of 2018, certain revenue line items and associated expenses were recast to reflect the customer changes described in note (a) on page 5 of this addendum and to classify certain expenses more closely with organizational responsibility. There were no changes to total revenue, Adjusted EBITDA, capital expenditures, free cash flow or net income.

Addendum to Charter Communications, Inc. Third Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in millions)

	September 30,	December 31,
	2018	2017
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$612	$621
Accounts receivable, net	1,736	1,635
Prepaid expenses and other current assets	381	299
Total current assets	2,729	2,555

RESTRICTED CASH	48	—

INVESTMENT IN CABLE PROPERTIES:
Property, plant and equipment, net	34,740	33,888
Customer relationships, net	10,136	11,951
Franchises	67,319	67,319
Goodwill	29,554	29,554
Total investment in cable properties, net	141,749	142,712

OTHER NONCURRENT ASSETS	1,559	1,356

Total assets	$146,085	$146,623

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$8,511	$9,045
Current portion of long-term debt	3,339	2,045
Total current liabilities	11,850	11,090

LONG-TERM DEBT	69,135	68,186
DEFERRED INCOME TAXES	17,421	17,314
OTHER LONG-TERM LIABILITIES	2,451	2,502

SHAREHOLDERS' EQUITY:
Controlling interest	37,105	39,084
Noncontrolling interests	8,123	8,447
Total shareholders' equity	45,228	47,531

Total liabilities and shareholders' equity	$146,085	$146,623

Addendum to Charter Communications, Inc. Third Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Consolidated net income	$584	$92	$1,146	$498
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	2,482	2,701	7,784	7,846
Stock compensation expense	71	64	213	198
Accelerated vesting of equity awards	—	6	5	43
Noncash interest income, net	(65)	(87)	(242)	(283)
Other pension (benefits) costs	(207)	17	(247)	(9)
Loss on extinguishment of debt	—	—	—	35
(Gain) loss on financial instruments, net	(12)	(17)	—	15
Deferred income taxes	80	11	137	53
Other, net	5	85	81	93
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(117)	(162)	(101)	(101)
Prepaid expenses and other assets	(6)	60	(97)	37
Accounts payable, accrued liabilities and other	(11)	138	(80)	271
Net cash flows from operating activities	2,804	2,908	8,599	8,696

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(2,118)	(2,393)	(6,692)	(6,096)
Change in accrued expenses related to capital expenditures	(154)	79	(620)	276
Real estate investments through variable interest entities	(15)	—	(15)	—
Other, net	(36)	(14)	(103)	(63)
Net cash flows from investing activities	(2,323)	(2,328)	(7,430)	(5,883)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings of long-term debt	5,924	5,014	11,552	12,115
Repayments of long-term debt	(5,464)	(50)	(8,964)	(5,534)
Payments for debt issuance costs	(12)	(41)	(29)	(83)
Purchase of treasury stock	(933)	(3,525)	(3,214)	(7,748)
Proceeds from exercise of stock options	13	25	56	111
Purchase of noncontrolling interest	(145)	(493)	(473)	(922)
Distributions to noncontrolling interest	(38)	(38)	(114)	(115)
Borrowings for real estate investments through variable interest entities	170	—	170	—
Distributions to variable interest entities noncontrolling interest	(107)	—	(107)	—
Other, net	(2)	(2)	(7)	(8)
Net cash flows from financing activities	(594)	890	(1,130)	(2,184)

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(113)	1,470	39	629
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, beginning of period	773	694	621	1,535
CASH, CASH EQUIVALENTS AND RESTRICTED CASH, end of period	$660	$2,164	$660	$2,164

CASH PAID FOR INTEREST	$1,031	$891	$2,920	$2,544
CASH PAID FOR TAXES	$5	$5	$27	$38

Addendum to Charter Communications, Inc. Third Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED SUMMARY OF OPERATING STATISTICS
(in thousands, except per customer and penetration data)

	Approximate as of
	September 30, 2018 (b)	June 30, 2018 (b)	December 31, 2017 (a)(b)	September 30, 2017 (a)(b)
Footprint (c)
Estimated Video Passings	50,616	50,364	49,973	49,738
Estimated Internet Passings	50,421	50,149	49,727	49,479
Estimated Voice Passings	49,833	49,532	48,995	48,716

Penetration Statistics (d)
Video Penetration of Estimated Video Passings	32.9%	33.1%	33.7%	33.8%
Internet Penetration of Estimated Internet Passings	49.4%	49.1%	48.2%	47.9%
Voice Penetration of Estimated Voice Passings	22.6%	22.9%	23.2%	23.2%

Customer Relationships (e)
Residential	26,063	25,871	25,499	25,329
Small and Medium Business	1,792	1,750	1,662	1,623
Total Customer Relationships	27,855	27,621	27,161	26,952

Residential
Primary Service Units ("PSUs")
Video	16,140	16,206	16,400	16,398
Internet	23,336	23,070	22,518	22,255
Voice	10,218	10,325	10,424	10,401
	49,694	49,601	49,342	49,054

Quarterly Net Additions/(Losses)
Video	(66)	(73)	2	(104)
Internet	266	218	263	250
Voice	(107)	(45)	23	26
	93	100	288	172

Single Play (f)	10,858	10,694	10,341	10,258
Double Play (f)	6,789	6,633	6,473	6,418
Triple Play (f)	8,416	8,544	8,685	8,653

Single Play Penetration (g)	41.7%	41.3%	40.6%	40.5%
Double Play Penetration (g)	26.1%	25.6%	25.4%	25.3%
Triple Play Penetration (g)	32.3%	33.0%	34.1%	34.2%

% Residential Non-Video Customer Relationships	38.1%	37.4%	35.7%	35.3%

Monthly Residential Revenue per Residential Customer (h)	$111.13	$111.88	$110.74	$110.66

Small and Medium Business
PSUs
Video	488	476	450	438
Internet	1,594	1,552	1,470	1,429
Voice	1,024	994	930	898
	3,106	3,022	2,850	2,765

Quarterly Net Additions/(Losses)
Video	12	16	12	15
Internet	42	49	41	39
Voice	30	37	32	35
	84	102	85	89

Monthly Small and Medium Business Revenue per Customer (i)	$173.52	$176.96	$181.57	$186.66

Enterprise PSUs (j)
Enterprise PSUs	243	235	220	210

Addendum to Charter Communications, Inc. Third Quarter 2018 Earnings Release

(a)
Between the closing of the TWC and Bright House transactions in May 2016 through the first quarter of 2018, Charter has reported its customer data and results using legacy company reporting methodologies. During the second quarter of 2018, Charter implemented certain reporting changes on a retrospective basis which allowed for the recasting of historical customer data and results using consistent definitions and reporting methodologies across all three legacy companies. TWC Hawaii customer statistics are expected to move to Charter's standard methodology in 2019 and variances, if any, will be disclosed at that time.

(b)
We calculate the aging of customer accounts based on the monthly billing cycle for each account. On that basis, at September 30, 2018, June 30, 2018, December 31, 2017 and September 30, 2017, actual customers include approximately 231,400, 227,500, 248,900 and 221,400 customers, respectively, whose accounts were over 60 days past due, approximately 23,100, 19,300, 20,600 and 21,100 customers, respectively, whose accounts were over 90 days past due and approximately 18,500, 13,200, 13,200 and 12,500 customers, respectively, whose accounts were over 120 days past due.

(c)
Passings represent our estimate of the number of units, such as single family homes, apartment and condominium units and small and medium business and enterprise sites passed by our cable distribution network in the areas where we offer the service indicated. These estimates are based upon the information available at this time and are updated for all periods presented when new information becomes available.

(d)	Penetration represents residential and small and medium business customers as a percentage of estimated passings for the service indicated.

(e)
Customer relationships include the number of customers that receive one or more levels of service, encompassing video, Internet and voice services, without regard to which service(s) such customers receive. Customers who reside in residential multiple dwelling units ("MDUs") and that are billed under bulk contracts are counted based on the number of billed units within each bulk MDU. Total customer relationships excludes enterprise customer relationships.

(f)	Single play, double play and triple play customers represent customers that subscribe to one, two or three of Charter service offerings, respectively.

(g)
Single play, double play and triple play penetration represents the number of residential single play, double play and triple play customers, respectively, as a percentage of residential customer relationships.

(h)
Monthly residential revenue per residential customer is calculated as total residential video, Internet and voice quarterly revenue divided by three divided by average residential customer relationships during the respective quarter.

(i)
Monthly small and medium business revenue per customer is calculated as total small and medium business quarterly revenue divided by three divided by average small and medium business customer relationships during the respective quarter.

(j)	Enterprise PSUs represents the aggregate number of fiber service offerings counting each separate service offering at each customer location as an individual PSU.

Addendum to Charter Communications, Inc. Third Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF NON-GAAP MEASURES TO GAAP MEASURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Consolidated net income	$584	$92	$1,146	$498
Plus: Interest expense, net	901	788	2,630	2,250
Income tax expense	109	26	178	99
Depreciation and amortization	2,482	2,701	7,784	7,846
Stock compensation expense	71	64	213	198
Loss on extinguishment of debt	—	—	—	35
(Gain) loss on financial instruments, net	(12)	(17)	—	15
Other pension (benefits) costs	(207)	17	(247)	(9)
Other, net	23	148	191	388
Adjusted EBITDA (a)	3,951	3,819	11,895	11,320
Less: Revenue - Mobile	(17)	—	(17)	—
Plus: Costs and Expenses - Mobile	94	—	135	—
Adjusted EBITDA - Cable (a)	$4,028	$3,819	$12,013	$11,320

Net cash flows from operating activities	$2,804	$2,908	$8,599	$8,696
Less: Purchases of property, plant and equipment	(2,118)	(2,393)	(6,692)	(6,096)
Change in accrued expenses related to capital expenditures	(154)	79	(620)	276
Free cash flow	532	594	1,287	2,876
Plus: Net cash outflows from operating activities - Mobile	83	—	154	—
Purchases of property, plant and equipment - Mobile	66	—	136	—
Free cash flow - Cable	$681	$594	$1,577	$2,876

(a)	See page 1 of this addendum for detail of the components included within Adjusted EBITDA.

The above schedule is presented in order to reconcile Adjusted EBITDA, Adjusted EBITDA - Cable, free cash flow and free cash flow - Cable, non-GAAP measures, to the most directly comparable GAAP measures in accordance with Section 401(b) of the Sarbanes-Oxley Act.

Addendum to Charter Communications, Inc. Third Quarter 2018 Earnings Release

CHARTER COMMUNICATIONS, INC. AND SUBSIDIARIES
UNAUDITED CAPITAL EXPENDITURES
(dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Customer premise equipment (a)	$675	$855	$2,437	$2,579
Scalable infrastructure (b)	505	632	1,578	1,282
Line extensions (c)	348	319	992	864
Upgrade/rebuild (d)	190	163	522	415
Support capital (e)	400	424	1,163	956
Total capital expenditures	$2,118	$2,393	$6,692	$6,096

Capital expenditures included in total related to:
Commercial services	$342	$342	$934	$945
All-digital transition	$42	$47	$316	$53
Mobile	$66	$—	$136	$—

(a)
Customer premise equipment includes costs incurred at the customer residence to secure new customers and revenue generating units, including customer installation costs and customer premise equipment (e.g., set-top boxes and cable modems).

(b)
Scalable infrastructure includes costs, not related to customer premise equipment, to secure growth of new customers and revenue generating units, or provide service enhancements (e.g., headend equipment).

(c)	Line extensions include network costs associated with entering new service areas (e.g., fiber/coaxial cable, amplifiers, electronic equipment, make-ready and design engineering).

(d)	Upgrade/rebuild includes costs to modify or replace existing fiber/coaxial cable networks, including betterments.

(e)
Support capital includes costs associated with the replacement or enhancement of non-network assets due to technological and physical obsolescence (e.g., non-network equipment, land, buildings and vehicles).

Addendum to Charter Communications, Inc. Third Quarter 2018 Earnings Release